United States Steel Corporation L Lawful and Ethical Conduct Executive Officer Recoupment (Clawback) Policy Page 1 of 4 ║ Doc # 622546 v. 1 Effective: July 25, 2023 ║ Version: 2023.1 Policy Owner(s): Senior Vice President, General Counsel, and Chief Ethics & Compliance Officer 1. POLICY This Policy sets forth the terms on which U . S. Steel (the “Corporation”) may recoup compensation erroneously awarded to its Executive Officers (as defined below). This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual and shall be interpreted accordingly. 2. KEY DEFINITIONS “Executive Officer” Anyone the Board of Directors has designated an “officer” of U. S. Steel as defined in rules adopted under Section 16 of the Exchange Act. “erroneously awarded incentive compensation” The amount of incentive-based compensation received by an Executive Officer during the relevant period which exceeds the amount the Executive Officer would have received had the amount been determined following the applicable accounting restatement. “financial reporting measures” Measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are considered financial reporting measures. "incentive-based compensation" Any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure. “received” Incentive-based compensation is deemed received in the Corporation’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period. 3. MANDATORY RECOUPMENT Effective beginning on October 2, 2023, U. S. Steel shall recoup reasonably promptly the amount of erroneously awarded incentive compensation in the event that the Corporation is required to prepare an accounting restatement due to (1) the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (2) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. a. Scope of Mandatory Recoupment This Section 3 shall apply to all incentive- based compensation received by a person: 1. After beginning service as an Executive Officer; 2. Who served as an Executive Officer at any time during the performance period for that incentive-based compensation; 3. While the Corporation has a class of securities listed on a national securities exchange or a national securities association; and 4. During the three completed fiscal years immediately preceding the date that the Corporation is required to prepare an accounting restatement as described in the Exhibit 97

United States Steel Corporation L Lawful and Ethical Conduct Executive Officer Recoupment (Clawback) Policy Page 2 of 4 ║ Doc # 622546 v. 1 Effective: July 25, 2023 ║ Version: 2023.1 Policy Owner(s): Senior Vice President, General Counsel, and Chief Ethics & Compliance Officer first paragraph of this Section 3. The Corporation’s obligation to recover erroneously awarded incentive compensation is not dependent on if or when the restated financial statements are filed. b. Date of Accounting Restatement The date that the Corporation is required to prepare an accounting restatement as described in the first paragraph of this Section 3 is the earlier to occur of: 1. The date on which the Board of Directors (the “Board”), a committee thereof, or the Corporation’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an accounting restatement as described in the first paragraph of this Section 3; and 2. The date a court, regulator or other legally authorized body directs the Corporation to prepare an accounting restatement as described in the first paragraph of this Section 3. c. Amount Subject to Mandatory Recoupment The amount of incentive-based compensation subject to mandatory recoupment under this Section 3 is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded incentive compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: 1. The amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive based compensation was received; and 2. The Corporation shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. d. Impracticability of Recoupment The Corporation shall recover erroneously awarded incentive compensation in compliance with this Section 3 except to the extent that the conditions of clauses (1), (2) or (3) below are met, and the Compensation & Organization Committee (the “Committee”) (or in the absence thereof, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable. 1. The direct expense paid to a third party to assist in enforcing this Section 3 would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded incentive compensation based on expense of enforcement, the Corporation shall make a reasonable attempt to recover such erroneously awarded incentive compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE. 2. Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded incentive compensation based on violation of home country law, the Corporation shall

United States Steel Corporation L Lawful and Ethical Conduct Executive Officer Recoupment (Clawback) Policy Page 3 of 4 ║ Doc # 622546 v. 1 Effective: July 25, 2023 ║ Version: 2023.1 Policy Owner(s): Senior Vice President, General Counsel, and Chief Ethics & Compliance Officer obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and shall provide such opinion to the NYSE. 3. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. 4. OPTIONAL RECOUPMENT The Board may seek the recovery of compensation delivered to any Executive Officer: 1. Whose intentional acts, or failures to act, are responsible in whole, or in part, for the material restatement of the Corporation’s publicly filed financial results due to fraud or misconduct, including gross negligence, on the part of such executive; or 2. Who knowingly, intentionally, or recklessly engaged in serious misconduct, or failed to supervise a subordinate employee who engaged in serious misconduct which the executive officer knew, or was reckless in not knowing, was occurring, and such misconduct resulted in a material violation of law or the Code of Ethical Business Conduct that caused significant financial or reputational harm to the Corporation. The Board, in its sole and absolute discretion, will evaluate all facts and circumstances that the Board considers relevant and shall take such actions as it deems to be in the best interests of the Corporation and its stockholders. a. Amount Subject to Optional Recoupment If the Board determines that recoupment of compensation is warranted, the Board may take appropriate action, including, but not limited to, the following: 1. For the period restated or affected by the restatement or during which the serious misconduct occurred, demand repayment, or effect the cancellation, of some or all of the following: ➢ Any bonus, or incentive-based compensation, received or awarded for the period to the extent that the amount of the bonus, or incentive-based compensation that would have been awarded to the Executive Officer had the financial results have been properly reported or the misconduct had been known would have been lower than the amount actually awarded; ➢ Any gains realized as a result of exercising an option during, or awarded for performance during, the period; ➢ Any gains realized as a result of the vesting or payment of long-term incentives during, or awarded for performance during, the period; and/or ➢ Any equity compensation awarded during, or based upon performance for, the period; and/or 2. Reduce future compensation or forfeit or cancel unvested awards as a means to recover the amount the Board determines should be recouped.

United States Steel Corporation L Lawful and Ethical Conduct Executive Officer Recoupment (Clawback) Policy Page 4 of 4 ║ Doc # 622546 v. 1 Effective: July 25, 2023 ║ Version: 2023.1 Policy Owner(s): Senior Vice President, General Counsel, and Chief Ethics & Compliance Officer 5. ADMINISTRATION This Policy shall be administered and interpreted by the Committee in accordance with Section 303A.14 of the NYSE Listed Company Manual, Section 10D of the Exchange Act and other applicable Federal securities laws and regulations. Except as limited by applicable law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy, and to delegate its authority pursuant to this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy and to amend this Policy, in each case, as it may deem necessary or proper. a. Method of Recovery The Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any compensation, which methods need not be the same, or applied in the same manner, to each Executive Officer; provided that, in the case of recoupment of erroneously awarded incentive compensation pursuant to Section 3, any such method shall provide for reasonably prompt recovery and otherwise comply with the requirements of the NYSE. b. Decisions Binding In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Corporation. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy that are taken or made in good faith shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Corporation and any current or former Executive Officer affected by such action or inaction. c. Prohibition on Indemnification The Corporation shall not indemnify any current or former Executive Officer against the loss of erroneously awarded incentive compensation. d. Disclosure The Corporation shall file all disclosures with respect to this Policy in accordance with the requirements of applicable Federal securities laws, including the disclosure required by the applicable rules of the Securities and Exchange Commission. e. Policy Not Exclusive Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Corporation pursuant to the terms of any other applicable U. S. Steel policy, compensation or benefit plan, agreement or arrangement or other agreement or applicable law; provided, however, that the Corporation shall not be entitled to recovery of the same compensation more than once.